Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Appointment of CFO, Nicholas Radesca

NEW YORK, January 6, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that its board of directors has appointed Nicholas Radesca to serve as GNL’s chief financial officer, treasurer and secretary, effective as of January 20, 2017.

Mr. Radesca brings a wealth of experience in senior accounting, tax and financial reporting and leadership roles at various public companies, and has served in senior accounting roles, including CFO, for global companies with a segment of their business operating outside the U.S. Mr. Radesca also brings valuable experience in hedging strategies and multi-currency global operations.

Sue Perrotty, GNL’s non-executive chairperson noted, “We welcome Nick to the leadership team of GNL. The wealth of experience he brings strengthens the GNL management team as we continue to build GNL into a leading global net lease REIT.”

Mr. Radesca is replacing Timothy Salvemini, who will be leaving GNL on January 20, 2017 to pursue other opportunities. Mr. Salvemini did not resign due to any disagreement with GNL, its advisor or property manager, and has offered to make himself available to facilitate a smooth transition. GNL wishes him well in all future endeavors.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K, and in future filings with the SEC. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500